BlackRock MuniHoldings Quality Fund II, Inc.
File No. 811-09191
Item No. 77I (Terms of New or Amended Securities) -- Attachment

A copy of an amendment to the Articles Supplementary Establishing and Fixing the Rights and Preferences of the Fund’s Variable Rate Muni Term Preferred Shares is attached under Sub-Item 77Q1(a).